Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of March 27, 2020 (the “Effective Date”) between BANNER MIDSTREAM CORP (the “Company”), and Jay Puchir (the “Executive”).

RECITALS

WHEREAS, the Executive and the Company each desire that the Executive be employed by the Company as a senior executive and provide services to the Company and certain other members of the Company Group (as defined below), which may include, without limitation, responsibilities as a director, manager or officer of certain members of the Company Group;

WHEREAS, pursuant to a acquisition transaction taking effective on or about the Effective Date (the “Acquisition”), pursuant to the terms of an Agreement and Plan of Acquisition dated effective on or about March 27, 2020 (the “Acquisition Agreement”), the Company (as the surviving entity of such Acquisition) became a wholly-owned subsidiary of Ecoark Holdings, Inc. (“Holdings”);

WHEREAS, the Executive and the Company each desire to enter into this Agreement to replace any prior understandings, whether written or oral, with respect to the Executive’s employment, effective as of the Effective Date, to provide certain minimum compensation and severance benefits to the Executive in return for the Executive’s continued loyalty and performance as well as the Executive’s agreement to be bound by the covenants set forth in this Agreement; and

WHEREAS, the term “Company Group” means Holdings, together with each of its subsidiaries operating in the same or similar business industry, including the Company.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Position and Duties.

a. During the Term (as defined below), the Executive shall serve as Chairman and Chief Executive Officer of Banner Midstream Corp presiding over the Company and its wholly owned subsidiaries, as well as the Principal Accounting Officer of Ecoark Holdings Inc. As Chairman and Chief Executive Officer of Banner Midstream Services Corp the Executive shall report to Randy May, the Chairman and Chief Executive Officer of Ecoark Holdings Inc. As Principal Accounting Officer of Ecoark Holdings Inc., the Executive shall report to Brad Hoagland, Principal Financial Officer of Ecoark Holdings Inc. The Executive shall perform such duties as may be specified from time to time by, the Board of Directors of Holdings (the “Board”). At all times, the Executive shall abide by all directions of the Board and shall abide by the Company Group’s rules and procedures in force during the course of the Executive’s employment with the Company.

b. During the Term, and excluding any periods of disability, vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full professional attention, time, energies, interests and abilities to the business and affairs of the Company Group. The Executive may also devote a reasonable amount of time to civic and personal responsibilities, as long as any such responsibilities do not interfere with the Executive’s duties and responsibilities to the Company. Absent advance disclosure of other employment, and receipt of written approval for such employment from the Board, the Executive is specifically restricted from being employed by any other company, other than a member of the Company Group, while under the Company’s employ pursuant to this Agreement.

c. On the Effective Date, Holdings agrees to accelerate the vesting of any and all unvested stock options as specified in the Consulting Agreement (the “Consulting Agreement”) made and entered into to be effective as of May 15, 2019 by and between Holdings and the Executive. The parties acknowledge and agree that this Agreement replaces and supersedes the any prior employment agreement between the parties (or their predecessors or affiliates) (the “Prior Agreements”), and that such Prior Agreements are no longer of any force or effect other than the aforementioned fully vested stock options from the Consulting Agreement. In consideration of the Company’s payment and other obligations under this Agreement, Executive hereby agrees to completely and forever release and discharge each member of the Company Group and its respective affiliates, stockholders, officers, directors, employees, attorneys, agents, successors, and assigns from any and all claims of any kind, demands, causes of action, or suits at law or in equity, contract or tort, which he has or may have of whatsoever kind or nature to the Effective Date, whether known or unknown, anticipated or unanticipated, past or present, contingent or fixed relating to any Prior Agreements or Executive’s employment by the Company or its predecessors or affiliates prior to the date hereof (collectively, the “Claims”), including without limitation any Claims for compensation, wages, bonuses, commissions due, fringe benefits, accrued vacation, severance pay, back pay, legal fees, costs, or expenses, whether arising pursuant to any Prior Agreements or otherwise, but specifically excluding any claims relating to accrued and unpaid benefits arising under the Company’s welfare benefit and qualified retirement plans through the Effective Date.

2. Compensation.

a. Annual Base Salary and Salary Review. The Executive’s “Annual Base Salary” shall be $180,000.00 per year and shall be reviewed by the Board from time to time and may be adjusted upward in accordance with the other terms of this Agreement, at the discretion of the Board or, if applicable, a committee established by the Board which has been delegated responsibility for executive compensation matters (the “Committee”). The Annual Base Salary shall be payable in installments, less legally required withholdings, consistent with the Company’s payroll procedures in effect from time to time, provided that such installments shall be no less frequent than monthly.

b. Annual Bonus. In addition to the Annual Base Salary, commencing in the calendar year 2020, the Executive shall be eligible to earn, for each complete calendar year ending during the Term, an annual bonus of up to 30% of the Executive’s Annual Base Salary based on terms and conditions, including the financial performance of the Company as well as individual performance goals, as set forth in a bonus plan that is to be established, approved, administered and determined in all respects in the sole discretion of the Board or, if applicable, the Committee (the “Annual Bonus”). For the calendar year 2020, the Executive shall be eligible to earn a pro rata Annual Bonus for the partial calendar year running from the Effective Date to December 31, 2020. To earn any bonus under this Section 2(b), in addition to meeting any criteria for earning a bonus that may be established and approved by the Board, the Executive must be actively employed by the Company and in good standing on the date that the annual bonus is paid by the Company, except as may be otherwise provided in Section 7 of this Agreement.

c. Stock Option Grant

The Company shall grant to Executive a non-qualified stock option (“NQSO”) to purchase up to 250,000 shares of Common Stock (the "Option") in the Company with an exercise price based on the closing share price of the Company’s Common Stock on the Effective Date of the Agreement.

The Option will be scheduled to vest as follows:

(i)	10% or 25,000 options shall vest on April 15, 2020

(ii)	10% or 25,000 options shall vest on May 15, 2020

(iii)	10% or 25,000 options shall vest on June 15, 2020

(iv)	10% or 25,000 options shall vest on July 15, 2020

(v)	10% or 25,000 options shall vest on August 15, 2020

(vi)	10% or 25,000 options shall vest on September 15, 2020

(vii)	10% or 25,000 options shall vest on October 15, 2020

(viii)	10% or 25,000 options shall vest on November 15, 2020

(ix)	10% or 25,000 options shall vest on December 15, 2020

(x)	10% or 25,000 options shall vest on January 15, 2021

i.	Cashless exercise provision.

Upon execution of this agreement, the Consultant will have the ability to perform a cashless exercise of any of the aforementioned stock options in as agreed in the related Notice of Stock Option Grant to this provision.

ii.	Change in control provision.

Upon execution of this agreement, any unvested stock options shall accelerate vesting and all shall vest upon a change in control of the Company via the sale of 50.1% or more of the voting stock of the Company to an unaffiliated party or the sale of 50.1% or more of the voting stock of Zest Labs, Inc. to an unaffiliated party.

iii.	Lawsuit provision.

Upon execution of this agreement, any unvested stock options shall accelerate vesting and all shall vest upon either a successful verdict or a settlement of the ongoing lawsuit of ZEST LABS, INC. f/k/a INTELLEFLEX CORPORATION; and ECOARK HODLINGS, INC. v. WALMART INC. f/k/a WAL-MART STORES, INC.

3. Fringe Benefits.

a. Medical and Insurance. During the Term, the Executive and the Executive’s dependents shall be eligible to participate in all insurance, welfare, retirement savings and disability benefit plans, practices, policies and programs as are maintained by the Company from time to time, and subject to the terms and eligibility requirements of such plans, practices, policies and programs. Notwithstanding the foregoing, the Company reserves the right to modify, change, or terminate any particular welfare or benefit plan, practice, program or policy in its sole discretion.

b. Expenses. During the Term, the Executive will be reimbursed for all reasonable and documented business expenses incurred by the Executive in accordance with the Company’s expense reimbursement policies, practices and procedures then in effect, including the expenses related to the Executive’s individual cell phone plan and any work-related travel expenses. In order to qualify for reimbursement, the Executive’s expenses shall be (i) submitted within thirty (30) days of being incurred, (ii) substantiated by invoices and receipts, and (iii) supported by a sufficient business purpose.

4. Paid Leave.

a. Paid Time Off. During the Term, the Executive shall be entitled to twenty (20) days of paid time off per each calendar year in accordance with the plans, policies, programs and practices of the Company then in effect for executive employees, with such paid time off to be taken when the Executive’s absence shall not disrupt or otherwise harm the Company. In the event no Company plan or policy governs paid time off, the Executive shall accrue paid time off on a pro rata basis on each Company pay day, subject to a maximum accrual cap of thirty (30) days per year. Accrued but unused paid time off shall be carried over from year to year, and shall be paid at the Executive’s base rate of pay when used or upon termination of employment.

b. Sick Leave and Holidays. The Executive shall receive paid sick leave and holidays under applicable law and the guidelines for such leave in effect from time to time for the Company’s executive employees.

5. Conflicting Activities. During the Term, the Executive shall not engage in any activity that conflicts with the Company Group’s best interests, in each case as determined by the Board in its reasonable discretion.

6. Confidentiality. Other than in connection with Protected Activity (as defined below), during the Term, the Executive shall not disclose any provisions or terms of this Agreement to any person at the Company, any person or entity that does business with the Company or any person or entity that is affiliated with the Company, except that the Executive may disclose any such information in order for Executive to evidence or enforce his rights under this Agreement, as required by subpoena or court order, or to an attorney or tax or financial adviser to the extent necessary to obtain professional advice. In addition, the Executive may disclose such information to members of the Executive’s immediate family as long as such family members agree to be bound by the confidentiality provisions of this Agreement.

7. Geographic Location. Executive, shall be permitted to work full-time as his primary work location, when not traveling on business travel, in one of the 3 following locations:

a. The Company’s office in Frisco, Texas

b. The Executive’s home office in McKinney, Texas or a surrounding area within 50 miles of the Company’s office in Frisco, Texas

c. The Executive’s home office at his primary or secondary residence within the State of Colorado per the Executive’s pre-existing plans to move to that State for family reasons at any time per decision of the Executive within this Agreement term.

8. Term and Termination.

a. Term.1 The term of the Executive’s employment under this Agreement shall be for an initial period of one (1) year from the Effective Date of this Agreement (the “Initial Period”), following which, the term of the Executive’s employment under this Agreement shall automatically renew for one (1)-year periods (each, a “Renewal Period”), unless either party gives notice of non-renewal at least ninety (90) days prior to the end of the Initial Period or any Renewal Period, as applicable, or unless earlier terminated pursuant to this Section 7. For purposes of this Agreement, the “Term” shall include the Initial Period and any subsequent Renewal Period(s).

b. Termination by Consent. The Executive’s employment may be terminated at any time during the Term by the parties’ mutual agreement, expressed in writing.

c. Termination by the Executive. The Executive may terminate his employment at any time during the Term and for any reason (including for Good Reason, as provided below) upon thirty (30) days’ prior written notice to the Company. Upon such voluntary termination, the Company’s only obligation to the Executive shall be payment of any accrued unpaid salary, accrued earned and unpaid bonus for any completed calendar year, accrued benefits and accrued unused vacation time earned through the date of termination (the “Accrued Compensation”); provided, however, that if the Executive terminates his employment for Good Reason, Executive shall be entitled to the Severance Compensation described in Section 7(d) below. At any time after the Executive notifies the Company of his intent to resign, the Company may relieve the Executive of all or some of his responsibilities with the Company or cease to require the Executive’s presence in the office and, provided that the Company continues to pay the Executive his Annual Base Salary and benefits through the end of the thirty (30)-day notice period, the Company’s decision to limit the Executive’s, or relieve the Executive of his, responsibilities or cease to require the Executive’s presence in the office shall not constitute a termination of the Executive by the Company.

“Good Reason” shall mean, any of the following occurring without the Executive’s approval:

(i)	A material reduction of the Executive’s Annual Base Salary (it being understood that such reduction of the Executive’s Annual Base Salary must be by at least 20% in order to constitute a material reduction for purposes of this provision);

(ii)	A material breach of the terms of this Agreement by the Company.

For the Executive’s termination of his employment to be for Good Reason, the Executive must notify the Company in writing of the event giving rise to Good Reason within thirty (30) days following the occurrence of the event (or, if later, thirty (30) days following the Executive’s knowledge of occurrence of the event), the event must remain uncured after the expiration of thirty (30) days following the delivery of written notice of such event to the Company by the Executive, and the Executive must resign effective no later than thirty (30) days following the Company’s failure to cure the event and must give at least thirty (30) days’ advance written notice prior to the Executive’s effective date of resignation.

d. Termination by the Company without Cause. The Board may in its sole discretion cause the Company to terminate the Executive’s employment at any time during the Term without Cause (as defined below) and upon thirty (30) days’ prior written notice to the Executive, with the Company’s only obligations being the payment of the Accrued Compensation and, subject to the conditions described in this paragraph Section 7(d), the severance compensation specified in this Section 7(d). If (i) the Company terminates the Executive’s employment during the Term without Cause, or if the Executive terminates his employment for Good Reason, as provided in Section 7(c) above, (ii) the Executive executes a general release in the form attached as Exhibit A hereto (and the Executive does not subsequently revoke such release) and (iii) the Executive continues to comply in all material respects with his obligations under Section 8 of this Agreement, then the Company shall (conditioned upon such timely execution, delivery and non-revocation of the foregoing release) pay the Executive (x) severance compensation (the “Severance Compensation”) equal to the Annual Base Salary otherwise due to the Executive for a period equal to the longer of: (A) the remaining period of the Initial Period or any Renewal Period (as applicable) then in effect; or (B) three (3) months,2 which Severance Compensation, if any, shall be paid commencing with the first regular payroll date following fifty-two (52) days after the Executive’s last day of employment and otherwise paid at the same times as payments would have been made if the Executive had remained employed by the Company through such applicable severance period; provided, however, that the first such payment shall include all payments the Executive would have received prior to the expiration of such statutory revocation period had there been no termination of employment, and (y) a lump sum cash payment equal to six (6) times the “applicable percentage” of the monthly COBRA premium cost applicable to the Executive if the Executive (or his dependents) were to elect COBRA coverage in connection with such termination (the “COBRA Payment”), with such amount to be paid on the date that Severance Compensation payments commence. The payments in this Section 7(d) shall be subject to the provisions of Section 7(g) below.

e. Termination by the Company for Cause. The Company may terminate the Executive’s employment for “Cause” at any time during the Term effective immediately, with the Company’s only obligation being the payment of the Accrued Compensation and without liability for Severance Compensation of any kind, if the Company or the Board reasonably determines that any of the following has occurred:

(i) the Executive materially breaches any term of Section 8(b) or breaches any term of Sections 8(d), (e) or (g) of this Agreement;

(ii) the Executive materially breaches any term of this Agreement other than Sections 8(b), (d), (e) or (g), or materially violates any written Company Group policy, procedure or guideline, unless such breach or violation is remedied within thirty (30) days after the Executive’s receipt of written notice thereof from the Company;

(iii) the Executive fails to promptly disclose to the Board any material information or material developments known to the Executive, in each case, that could reasonably be expected to have a material impact on the business of the Company Group;

(iv) the Executive refuses or fails to follow (other than by reason of disability) any lawful direction of the Board consistent with the terms of this Agreement, unless such refusal or failure is remedied within thirty (30) days after the Executive’s receipt of written notice thereof from the Company; provided, that, the Executive shall have only one (1) opportunity to cure such refusal or failure (it being acknowledged that to the extent the Executive uses his good faith efforts to attempt to follow a lawful direction, the failure to accomplish or fulfill such direction shall not be a grounds for termination for Cause absent the occurrence of one of the other events in this Section 7(e));

(v) the Executive engages in any of the following forms of misconduct:

A. commission of any felony or commission of any misdemeanor involving personal dishonesty of the Executive or moral turpitude;

B. fraud, dishonesty, embezzlement, material theft or material misappropriation of the Company Group’s property;

C. excessive or inappropriate use of alcohol in violation of Company policy which impairs the Executive’s ability to successfully perform his duties and responsibilities or any illegal use of an illicit drug in violation of Company policy;

D. discriminatory or harassing behavior with any employee, agent or consultant of any member of the Company Group in violation of Company policy or federal, state, or local law; or

E. willful misconduct or gross neglect of the Executive’s duties and responsibilities that is reasonably likely to result in any material injury to the economic or ethical welfare or the public image of any member of the Company Group, unless such misconduct or neglect is remedied (if able to be remedied) within thirty (30) days after the Executive’s receipt of written notice thereof from the Company; provided, that, the Executive shall have only one (1) opportunity to remedy such misconduct or neglect;

(vi) The Company (prior to the Acquisition taking effect) breach any material covenant representation, or warranty under the Acquisition Agreement, or any representation or warranty made by the Company under the Acquisition Agreement proves to be inaccurate or incorrect in any material respect.

f. Termination by Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term, with the Company’s only obligation being the payment of the Accrued Compensation, and without liability for Severance Compensation of any kind. In addition, if the date of termination occurs after December 31st but prior to the date annual bonuses are paid by the Company for the previous calendar year, and provided the Executive (or his estate) (i) executes a general release in the form attached as Exhibit A hereto (and the Executive (or his estate) does not subsequently revoke such release) and (ii) continues to comply with the Executive’s obligations under Section 8 of this Agreement, then the Company shall pay to the Executive (or his estate) an amount equal to the amount of the accrued, earned and unpaid annual bonus, if any and determined in accordance with Section 2(b), that would have been earned by the Executive for the immediately preceding calendar year had the Executive remained employed by the Company through the date that annual bonuses are paid to employees generally, with such bonus to be paid as a lump sum on the first payroll date following fifty-two (52) days after the Executive’s last day of employment. If the Company determines in good faith that the Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), then the Company may provide to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive, with the Company’s only obligation being the payment of the Accrued Compensation and without liability for Severance Compensation of any kind; provided, that, within the thirty (30) days after the receipt by the Executive of notice of the Company’s intention to terminate the Executive’s employment, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the Executive’s failure or inability to perform the Executive’s duties with the Company on a full-time basis for ninety (90) consecutive business days, or for an aggregate of one-hundred eighty (180) days in any twelve (12) month period, due to mental or physical illness or condition. The payments in this Section 7(f) shall be subject to the provisions of Section 7(g) below.

g. Limitations under Code Section 409A.

(i) If at the time of the Executive’s separation from service, (A) the Executive is a specified employee (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and using the identification methodology selected by the Company from time to time), and (B) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A of the Code in order to avoid additional taxes or interest under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six (6)-month period, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.

(ii) It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could reasonably be expected to become subject to such Section 409A of the Code, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

(iii) With respect to payments under this Agreement, for purposes of Section 409A of the Code, each severance payment will be considered one of a series of separate payments, and each such payment shall be a separately identifiable and determinable amount.

(iv) For purposes of determining the timing of any payment of Severance Compensation, the Executive will be deemed to have a termination of employment only upon a “separation from service” within the meaning of Section 409A of the Code.

(v) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practicable, and, in any event, not later than the last day of the calendar year following the year in which the expenses were incurred.

(vi) For purposes of this Agreement, each payment of Severance Compensation is intended to be excepted from Section 409A of the Code to the maximum extent provided under Section 409A of the Code as follows: (A) each payment that is scheduled to be made following the Executive’s termination of employment and within the applicable two and one-half (2½)-month period specified in Treasury Regulations Section 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treasury Regulations Section 1.409A-1(b)(4) and (B) each payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the voluntary separation pay exception as specified in Treasury Regulations Section 1.409A-1(b)(9)(iii) or the exception for limited payments described in Treasury Regulations Section 1.409A-1 (b)(9)(v)(D). The Executive shall have no right to designate the date of any payment of Severance Compensation to be made hereunder.

9. Restrictive Covenants.

a. The Executive acknowledges that his employment as a senior officer of the Company creates a relationship of confidence and trust between the Executive and the Company with respect to the Confidential Information. The Executive further acknowledges: (i) the highly competitive nature of the businesses of the members of the Company Group, (ii) that the Executive has been instrumental in building the business, reputation and trade secrets of the Company Group; (iii) that the Executive has been privy to the Confidential Information during his employment with the Company prior the date of this Agreement and will continue to receive Confidential Information from the Company and other members of the Company Group provided that the Executive signs this Agreement; and (iv) that the Executive is a member of senior management of the Company. For these reasons, the Executive acknowledges that he would be uniquely positioned to damage the Company Group’s business interests in the event the Executive were to become affiliated with any Competitive Business (as defined below) during the Term. Further, the Executive understands and acknowledges that the restrictions contained in this Section 8, and in particular the covenants prohibiting competition and solicitation, were negotiated by the Company at the request of Holdings (which made a very significant investment by its acquisition of the Company) in order to protect Holdings’ investment in light of the Executive’s position as a key person to the business of the Company Group and in order to protect the Confidential Information. Finally, the Executive acknowledges that the significant and substantial compensation, bonuses, and severance structure outlined in this Agreement were offered to the Executive to ensure that the Executive was adequately compensated for the agreed-upon restrictions on the Executive’s ability to compete with the members of the Company Group. Accordingly, it is agreed that the restrictions contained in this Section 8 are reasonable and necessary for the protection of the interests of the members of the Company Group and that any violation of these restrictions would cause substantial and irreparable injury to Holdings, the Company and the other members of the Company Group. In the event any of the covenants of Section 8 are breached, Holdings, the Company and the other members of the Company Group shall be entitled, in addition to any other remedies and damages available, to seek injunctive relief to restrain the violation of such covenants by the Executive or by any person or persons acting for or with the Executive in any capacity whatsoever. If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Section 8 is unenforceable, it is the intention of the parties that neither this Section 8 nor this Agreement shall thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Section 8 in the jurisdiction of the court that has made the adjudication.

b. Protection of Confidential Information.

(i) Definition of Confidential Information. “Confidential Information” means all nonpublic information (whether in paper or electronic form, or contained in the Executive’s memory, or otherwise stored or recorded) relating to or arising from the Company’s or any other member of the Company Group’s business no matter when developed or shared with the Executive, including, without limitation, trade secrets used, developed or acquired by the Company or any other member of the Company Group in connection with its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include (A) all information concerning the manner and details of the Company’s and any other member of the Company Group’s operation, organization and management; financial information or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the Company’s and any other member of the Company Group’s business; (B) all proprietary information of the Company Group, including but not limited to the Company Group’s intellectual property, technical plans and information, products in development, specifications, scientific procedures and techniques, materials, trade secrets and formulations; (C) the Company’s and any other member of the Company Group’s business plans and strategies, including but not limited to the identities of and information acquired regarding actual or potential acquisition targets of the Company or any member of the Company Group; (D) the identities of the Company’s and any other member of the Company Group’s customers and the specific individual customer representatives with whom the Company or such member of the Company Group works and the details of the Company’s or any other member of the Company Group’s relationship with such customers and customer representatives; (E) the identities of distributors, contractors and vendors utilized in the Company’s or any other member of the Company Group’s business and the details of the Company’s or any other member of the Company Group’s relationships with such distributors, contractors and vendors; (F) the nature of fees and charges made to the Company’s and any other member of the Company Group’s customers; (G) nonpublic forms, contracts and other documents used in the Company’s or any other member of the Company Group’s business; (H) all information concerning the Company’s or any other member of the Company Group’s employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; (I) the nature and content of computer software used in the Company’s or any other member of the Company Group’s business, whether proprietary to the Company or such other member of the Company Group or used by the Company or any other member of the Company Group under license from a third party; and (J) all other information of a confidential or proprietary nature concerning the Company’s or any other member of the Company Group’s concepts, prospects, customers, employees, agents, contractors, earnings, products, intellectual property, services, equipment, systems or prospective and executed contracts and other business arrangements.

A. Exceptions to Confidential Information. “Confidential Information” does not include information that is in the public domain through no wrongful act on the part of the Executive. Moreover, pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to a court order.

(ii) Executive’s Use of Confidential Information. Except in connection with and in furtherance of the Executive’s work on the Company Group’s behalf, the Executive shall not, without the Company’s prior written consent, either during or at any time after Executive’s employment with the Company, directly or indirectly: (A) use any Confidential Information for any purpose; or (B) disclose or otherwise communicate any Confidential Information to any person or entity. The Executive understands that nothing in this Section 8(b)(ii) specifically, or this Agreement generally, prevents the Executive from engaging in Protected Activity, as described below.

(iii) Records Containing Confidential Information. “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information. All Confidential Records prepared by or provided to the Executive are and shall remain the Company’s or another member of the Company Group’s property. Except in connection with and in furtherance of the Executive’s work on the Company Group’s behalf, with the Company’s prior written consent, or while engaging in Protected Activity, the Executive shall not, at any time, directly or indirectly: (A) copy or use any Confidential Record for any purpose; or (B) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity. Upon the termination of the Executive’s employment with the Company, or upon the Company’s request, the Executive shall immediately deliver to the Company or its designee (and shall not keep in the Executive’s possession or deliver to any other person or entity) all Confidential Records and all other Company Group property in the Executive’s possession or control. Notwithstanding the foregoing, the Executive (A) may retain a copy of the Confidential Information to the extent such retention is required to demonstrate compliance with law, regulatory authority or other applicable judicial or governmental order, or to comply with a bona fide document retention policy, and (B) shall not be obligated to destroy electronically stored Confidential Information to the extent that it is contained in an archived computer system backup; provided that, in each case, any Confidential Information that is retained or that is not destroyed (including any oral Confidential Information) shall remain confidential and subject to the terms of this Agreement.

c. Protected Activity. The Executive understands that nothing in this Agreement shall in any way limit or prohibit the Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint with, reporting possible violations of law to, communicating or cooperating with, or otherwise participating in any investigation or proceeding that may be conducted by any federal, state or local government agency, self-regulatory organization or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration and the National Labor Relations Board (each, a “Government Agency”), or taking other actions protected under federal or state whistleblower law (including receiving a whistleblower award). The Executive understands that in connection with such Protected Activity, the Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding such right, in making any such disclosures or communications, the Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than as permitted above. The Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. The Executive further acknowledges that the Company has provided the Executive with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets, as set forth in Section 8(b)(i)(A) of this Agreement.

d. Non-Competition and Non-Solicitation of Customers. During the Executive’s employment with the Company, and following the date of the Executive’s termination of employment with the Company (for any reason) for a period equal to twelve (12) months after the date of the Executive’s termination of employment for any reason, the Executive shall not (nor shall the Executive cause, encourage or provide assistance to anyone else to), directly or indirectly:

(i) Engage, in any U.S. State or any foreign jurisdiction that any member of the Company Group conducts business or provides services, in any manner, whether as an employee, consultant, director, owner, agent or otherwise, in any “Competitive Business,” defined as a business that is engaged in either (A) developing, providing or supplying equipment, instrumentation, products, or solutions for energy production and/or delivery, or (B) any other business in which any member of the Company Group is engaged, or has formed an intention to engage and has taken material steps towards engaging in;

(ii) Solicit any customers or clients of any member of the Company Group on behalf of a Competitive Business, or attempt to persuade any such actual customer or client to discontinue or curtail such customer’s or client’s business with any member of the Company Group;

(iii) strategically target vendors, suppliers or customers of the Company Group, which individually or in the aggregate are material to any member of the Company Group or to the Company Group as a whole, with the intention that such vendors, suppliers or customers substantially reduce or discontinue their business dealings with any member of the Company Group or the Company Group as a whole;

(iv) Divert or attempt to divert from any member of the Company Group any business in which any member of the Company Group has been actively engaged or interfere with any relationship between any member of the Company Group and any of its clients; or

(v) Misappropriate, divert for the benefit of the Executive or any other person, organization or entity, or attempt to so misappropriate or divert, any potential business opportunities or acquisition targets of the Company Group.

e. Inventions.

(i) Definition of Company Inventions. “Company Inventions” means any and all ideas, processes, trade secrets, trademarks and service marks, inventions, discoveries and improvements to any of the foregoing, that the Executive learns of, conceives, develops or creates alone or with others during the Executive’s employment with the Company (whether or not conceived, developed or created during regular working hours) that directly or indirectly arise from or relate to: (A) any member of the Company Group’s business, products or services; or (B) work performed for any member of the Company Group by the Executive or any other employee, agent or contractor of any member of the Company Group; or (C) the use of any member of the Company Group’s property or time; or (D) access to Confidential Information or Confidential Records.

(ii) Disclosure of Company Inventions. At the Company’s request, the Executive shall promptly disclose to the Company or its designee, in a manner specified by the Company in its sole discretion, all Company Inventions of which the Executive has any knowledge, irrespective of whether that knowledge is complete or incomplete, and irrespective of whether any such Company Invention or any aspect thereof has been described in or committed to writing, in whole or part, by any other person.

(iii) Assignment. The Executive hereby assigns to the Company his entire right, title and interest in all Company Inventions, which shall be the sole and exclusive property of the Company whether or not subject to patent, copyright, trademark or trade secret protection. The Executive also acknowledges that all original works of authorship that are made by the Executive (solely or jointly with others), within the scope of the Executive’s employment with the Company, and that are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. §§ 101, et seq.). To the extent that any such works, by operation of law, cannot be “works made for hire,” the Executive hereby assigns to the Company all right, title and interest in and to such works and to any related copyrights.

(iv) Additional Instruments. The Executive shall promptly execute, acknowledge and deliver to the Company all additional instruments or documents deemed at any time by the Company, in its sole reasonable discretion, to be necessary to carry out the intentions of this Section 8(f). If the Company is unable, after reasonable effort, to secure the Executive’s signature on any document needed to apply for or prosecute any patent, copyright or other right or protection relating to a Company Invention, then the Executive hereby designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on the Executive’s behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights and other rights and protections thereof with the same legal force and effect as if executed by him. Such appointment shall be irrevocable and coupled with an interest.

(v) Notwithstanding anything to the contrary in this Agreement, the Company Inventions shall not include, and the Executive shall be the sole and exclusive owner of all rights in and to, any invention that the Executive developed entirely on his own time without using any member of the Company Group’s equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to any member of the Company Group’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the Executive for any member of the Company Group.

(vi) The Executive shall promptly advise the Company in writing of any inventions that the Executive believes meet the criteria in Section 8(e)(v). The Executive shall not include or incorporate any elements from any patentable inventions or copyrightable materials that meet the criteria of Section 8(e)(v) into any Company Inventions and, to the extent that the Executive does so, the Executive hereby grants to the Company a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform and otherwise exploit such inventions or elements of such inventions, without restriction, including, without limitation, as part of or in connection with such invention, and to practice any method related thereto.

f. Non-disparagement. During the Executive’s employment with the Company and thereafter, the Executive shall not, and shall cause its affiliates not to, make to any person any false, disparaging or derogatory comments about the Company Group or the Company Group’s affiliates, business affairs, clients, contractors, partners, managers, officers, employees, counsel, accountants, financial advisors or other authorized representatives. Nothing in this Section 8(f) will prevent Executive from giving truthful and non-malicious testimony if properly subpoenaed or otherwise required to testify under oath.

g. The parties acknowledge and agree that a failure by the Company to pay compensation to the Executive shall not be deemed a breach of this Agreement if such failure is in response to the Executive’s breach in any material respect of Section 8 of this Agreement.

10. Successors and Assigns. The Company, its successors and assigns may in their sole discretion assign this Agreement to any person or entity, with or without the Executive’s consent. This Agreement thereafter shall bind, and inure to the benefit of, the Company’s successors or assigns. The Executive shall not assign either this Agreement or any right or obligation arising hereunder.

11. Disputes. Any action arising from or relating any way to this Agreement, or otherwise arising from or relating to the Executive’s employment with the Company, shall be tried only in the state or federal courts situated in Dallas, Texas. The parties consent to the exclusive jurisdiction and venue in those courts to the greatest extent possible under law.

12. Miscellaneous.

a. Governing Law. This Agreement, and all other disputes or issues arising from or relating in any way to the Company’s relationship with the Executive, shall be governed by the internal laws of the State of Texas, irrespective of the choice of law rules of any jurisdiction.

b. Withholdings. All payments made or payable under this Agreement shall be subject to customary or legally required withholdings, and the Executive authorizes the Company to make deductions for the same from any amounts owed to the Executive.

c. Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

d. Integration. This Agreement constitutes the entire agreement of the parties and a complete acquisition of prior negotiations and agreements and, except as provided in Section 11(c), shall not be modified by word or deed, except in a writing signed by the Executive and the Company following approval by the Board.

e. Waiver. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel and delivery thereof to the other party. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

f. Construction. Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate this Agreement’s terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the Agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

g. Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement (and their successors and assigns) any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except that each member of the Company Group (other than the Company) is an intended third party beneficiary of the provisions of Section 8 of this Agreement and shall be entitled to enforce such provisions against the Executive.

h. Survival. The provisions of Sections 1, 2, 3, 4, 5 and 7 shall continue in effect only during the Term, and shall terminate and be of no further force and effect upon expiration of the Term or termination of this Agreement, except with respect to any obligations the Company may have pursuant to Section 7 based on the nature of and reason for the termination of the Executive’s employment with the Company. The provisions of Sections 6, 8, 9, 10 and 11 shall each survive the Term and any termination of this Agreement and remain in full force and effect until fully performed in accordance with their respective terms.

i. Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set forth below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (iii) the day following the day (except if not a business day, then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service, in each case to the respective party at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Company:

Ecoark Holdings, Inc.

5899 Preston Road, Ste 505

Frisco, TX 75034
Attention: William B. Hoagland, CFA, Principal Financial Officer

Email:

Notices to the Executive:

Attention: Jay Puchir

Email:

j. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees and expenses. Notwithstanding the foregoing, in the event that it becomes necessary for any of the parties hereto to retain legal counsel to enforce such party’s rights under this Agreement and such party substantially prevails on all issues or claims presented in such enforcement, all reasonable and documented out-of-pocket costs and expenses, including attorneys’ fees, shall be borne by the other party hereto with respect to whom the enforcing party shall have enforced its rights.

k. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in “pdf” or similar electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and effective as of the date first above written.

Executive:		ECOARK HOLDINGS, INC.

/s/ Jay Puchir		By:	/s/ Randy May
Print Name: Jay Puchir		Print Name: Randy May
As its: Principal Accounting Officer		As its: Chairman & Chief Executive Officer

BANNER MIDSTREAM CORP

By:	/s/ Jay Puchir
Print Name: Jay Puchir
As its: Chairman & Chief Executive Officer

[Signature Page to Employment Agreement]

Exhibit A

Form of General Release

This General Release (“Release”) is between BANNER ENERY SERVICES CORP. (the “Company”), and Jay Puchir (the “Executive”) (each a “Party,” and together, the “Parties”) and shall be effective on the day that the Executive signs it (the “Effective Date”).

Recitals

WHEREAS, the Executive and the Company are parties to an Employment Agreement dated March [*], 2020 to which this Release is appended as Exhibit A (the “Employment Agreement”);

WHEREAS, capitalized terms used but not defined in this Release shall have the meanings ascribed to such terms in the Employment Agreement;

WHEREAS, the Executive wishes to receive the severance benefits or other payments specified in Section 7(d) OR Section 7(f) of the Employment Agreement (the “Severance Benefits”); and

WHEREAS, the Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Effective Date defined above.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the Parties hereto hereby agree as follows:

1. Confirmation of Severance Benefits Obligation. The Company shall pay or provide to the Executive all of the Severance Benefits, as, when and on the terms and conditions specified in the Employment Agreement.

2.	General Release.

a. General Release. Except for any rights granted under this Release, the Executive, for himself, and for the Executive’s heirs, assigns, executors and administrators, hereby releases, remises and forever discharges the Company, its parents, subsidiaries, affiliates, divisions, predecessors, successors and assigns and the directors, officers, partners, attorneys, shareholders, members, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers of each such released entity (collectively, the “Releasees”), of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands and all other manner of actions whatsoever, at law or in equity, that the Executive ever had, may have had, now has or that his heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of the Executive’s employment with the Company, the termination of that employment, the termination of the Employment Agreement or any act or omission which has occurred at any time up to and including the date of the execution of this Release (the “Released Claims”).

b. Released Claims. The Released Claims include, but are not limited to, any claims for monetary damages; any claims related to the Executive’s employment with Company, the Company Group or their subsidiaries, affiliates or related entities; any claims related to the termination of such employment; any claims to severance or similar benefits under contract or otherwise; any claims to expenses, attorneys’ fees or other indemnities; any claims based on actions or failure to act on or before the date of this Release; any claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by the Executive or by a person claiming to act on the Executive’s behalf or in the Executive’s interest. The Executive understands that the Released Claims might have arisen under many different local, state and federal statutes, regulations, case law or common law doctrines. The Executive hereby specifically, but without limitation, agrees to release all of the Releasees from any and all claims under the following:

(i) Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (which prohibits discrimination on the basis of age); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); any state or local law in the State of California prohibiting discrimination on the basis of protected characteristics including race, color, religion, ancestry, sex, gender, age, sexual orientation, gender identity or gender expression, marital status, national origin, and physical or mental disability); any State of California law that prohibits the payment of unequal pay to men and women who perform equal work; or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.

(ii) Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988 and any similar California law (known as WARN laws, which require that advance notice be given of certain workforce reductions); the Executive Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters) and any similar wage and hour laws of the State of California; the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances) and any similar California law; and any other federal, state, or local statute, regulation, common law or decision relating to employment, such as veterans’ reemployment rights laws or any other aspect of employment.

(iii) Other laws of general application, such as any federal, state, or local law enforcing express or implied employment or other contracts or covenants; any other federal, state or local laws providing relief for alleged wrongful discharge, physical or personal injury, breach of contract, emotional distress, fraud, negligent misrepresentation, defamation, invasion of privacy, violation of public policy and similar or related claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law or decision otherwise regulating employment.

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c. No Waiver of Certain Rights. By signing this Release, the Executive does not release or waive any judicially or statutorily mandated right to participate by testifying truthfully in state or federal administrative proceeding before the Equal Employment Opportunity Commission or similar state agency, acknowledging that the Executive has no right to recover any monetary benefits or compensation in connection with such proceedings or any other claim that is non-waivable by law. Similarly, notwithstanding any provision to the contrary in this Release, by signing this Release the Executive does not waive (i) his right to the Severance Benefits and any rights arising under this Release; (ii) any vested rights under any pension, retirement, profit sharing or similar plan; (iii) the Executive’s rights, if any, to indemnification or defense under any statute, the Company’s, its parents’ or its subsidiaries’ organizational documents, including such entity’s operating agreement or any policy or procedure of the Company or any of its parents or subsidiaries, or under any insurance contract; (iv) any rights the Executive has as a member of the Company; or (v) any other right that cannot be waived by private agreement.

d. Representations and Warranties. The Executive agrees that this Release is intended to be interpreted in the broadest possible manner in favor of the Releasees, to include all actual or potential legal claims that the Executive may have against any of the Releasees, except as specifically provided otherwise in this Release. The Executive expressly represents and warrants that he has not to date filed or instituted any claim or proceeding before any court, agency or other tribunal regarding the Executive’s employment with the Company (or any of its affiliates, subsidiaries or related entities), the terms or conditions of that employment or any alleged violation of state, federal or local law or regulation by the Company (or any of its affiliates, subsidiaries or related entities) or the agents or employees of the Company (or any of its affiliates, subsidiaries or related entities) relating to the matters being released by this Release. The Executive represents and warrants that the Executive is not party to any pending lawsuits or other actions or proceedings of any sort against any of the parties released by this Release. The Executive represents and warrants that the Executive has not assigned, transferred or purported to assign or transfer to any other person or entity any rights, claims or causes of action released and discharged by this Release, and no other person or entity has any interest in the matters released and discharged by this Release, except as disclosed by the terms of this Release.

e. Waiver of Unknown Claims. The Executive agrees that this Release will cover all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present, which the Executive may have against the Releasees as of the date the Executive signs this Release, despite the fact that California Civil Code Section 1542 and similar laws of other states may provide otherwise. The Executive expressly waives any right or benefit available to the Executive in any capacity under the provisions of California Civil Code Section 1542 and similar laws of other states, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

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f. Release of Age Discrimination Claims. The Executive agrees and acknowledges that the Executive: (i) understands the language used in this Release and the Release’s legal effect; (ii) will receive compensation under this Release to which the Executive would not have been entitled without signing this Release; (iii) has been advised by the Company to consult with an attorney before signing this Release; and (iv) will be given up to [twenty one (21)] calendar days to consider whether to sign this Release. For a period of seven (7) days after the Executive signs this Release, the Executive may, in the Executive’s sole discretion, rescind this Release, by delivering a written notice of rescission to the Board. If the Executive rescinds this Release within seven (7) calendar days after signing it, this Release shall be void, all actions taken pursuant to this Release shall be reversed and neither this Release nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the Parties, except in connection with a claim or defense involving the validity or effective rescission of this Release. If the Executive does not rescind this Release within seven (7) calendar days after signing, this Release shall become final, binding and irrevocable.

3. Acknowledgment Concerning Earned Wages. The Executive acknowledges that the Company paid the Executive for all earned, unpaid wages and all accrued, unused paid time off, less applicable withholdings, through the last day of the Executive’s employment, and that the Executive is entitled to no further payments for wages, compensation, benefits, bonuses, equity or any other type of compensation or benefit, except for the Severance Benefits that the Executive will receive if the Executive signs and does not revoke this Release.

4. Trade Secrets and Confidential Business Information. The Executive acknowledges that under Section 8 of the Employment Agreement, the Executive assumed certain obligations relating to the Confidential Information, nondisparagement and certain covenants relating to interference, including but not limited to the non-solicitation of customers and noncompetition (the “Confidential Information Provisions”). The Executive acknowledges that, notwithstanding any other provision of this Release, the Confidential Information Provisions shall survive the execution of this Release to the extent provided by the Employment Agreement and that the Parties’ rights and duties thereunder shall not in any way be affected by this Release. The Executive also covenants that the Executive will immediately return any and all documents and other property of any member of the Company Group constituting a trade secret or other confidential information in the Executive’s possession, custody or control, and represents and warrants that the Executive will not retain any copies or originals of any such property of the members of the Company Group. The Executive further warrants and represents that the Executive has never violated the Confidential Information Provisions, and covenants that the Executive will not do so in the future. Finally, the Executive covenants that the Executive will return any and all property of the members of the Company Group, including but not limited to identification, access cards or keys, and electronic equipment.

5. Denial of Liability. The Parties understand and agree that this Release shall not be construed as an admission of liability on the part of any person or entity, liability being expressly denied.

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6. Miscellaneous.

a. Governing Law. This Release shall be governed by the internal laws of the State of Texas, irrespective of the choice of law rules of any jurisdiction.

b. Severability. In the event that a court of competent jurisdiction enters a final judgment holding invalid any provision of this Release, the remainder of this Release shall be fully enforceable.

c. Modification. This Release shall not be modified except in a writing signed by the Parties.

d. Waiver. No term or condition of this Release shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Release, except by a writing signed by the Party charged with the waiver or estoppel. No waiver of any breach of this Release shall be deemed a waiver of any later breach of the same provision or any other provision of this Release.

e. Construction. The Parties acknowledge that they have reviewed this Release in its entirety and have had a full and fair opportunity to negotiate its terms and to consult with counsel of their own choosing concerning the meaning and effect of this Release. Each Party therefore waives all applicable rules of construction that any provision of this Release should be construed against its drafter, and agrees that all provisions of this Release shall be construed as a whole, according to the fair meaning of the language used.

f. Disputes. Every dispute arising from or relating to this Release shall be tried only in the state or federal courts situated in Dallas, Texas. The Parties consent to venue in those courts, and agree that those courts shall have personal jurisdiction over them in, and subject matter jurisdiction concerning, any such action.

g. Survival. The parties expressly acknowledge that Sections 6, 8 and 9 shall survive the execution of this Release and the parties’ respective obligations under those sections shall continue in full force and effect in accordance with their terms.

h. Third Party Beneficiaries. Each Releasee under Section 2(a) is intended to be a third-party beneficiary of Section 2 of this Release, and each shall have the right to directly enforce the terms of this Release.

i. Counterparts. This Release may be executed in counterparts, each of which shall be given the same force and effect as the original. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in “pdf” or similar electronic format shall be effective as delivery of a manually executed counterpart of this Release.

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IN WITNESS WHEREOF, the Parties hereto have caused this Release to be duly executed and effective as of the date indicated below.

Executive:	ECOARK HOLDINGS, INC.

By:
Print Name: Jay Puchir	Print Name: Randy May
As its: Chairman & Chief Executive Officer

BANNER MIDSTREAM CORP

By:
Print Name: Jay Puchir
As its: Chairman & Chief Executive Officer

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